Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheet
March 31, 2008

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET OF
TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

i

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

March 31,
2008

ASSETS
Current assets:
Cash and cash equivalents	$41
Accounts receivable, trade (net of allowance for doubtful accounts of $128)	1,571,049
Accounts receivable, related parties	5,003
Inventories	87,526
Other	50,628
Total current assets	1,714,247
Property, plant and equipment, at cost (net of accumulated depreciation of $604,021)	2,252,377
Equity investments	1,164,337
Intangible assets	218,214
Goodwill	120,237
Other assets	134,449
Total assets	$5,603,861

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,591,428
Accounts payable, related parties	30,250
Accrued interest	15,193
Other accrued taxes	20,719
Other	48,071
Total current liabilities	1,705,661
Long-term debt:
Senior notes	1,716,748
Junior subordinated notes	299,547
Other long-term debt	429,200
Total long-term debt	2,445,495
Other liabilities and deferred credits	29,944
Commitments and contingencies
Minority interest	1,575,589
Member’s equity (deficit):
Member’s equity (deficit)	(90,160)
Accumulated other comprehensive loss	(62,668)
Total member’s equity (deficit)	(152,828)
Total liabilities and member’s equity (deficit)	$5,603,861

See Notes to Unaudited Condensed Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

Organization

Texas Eastern Products Pipeline Company, LLC (the “Company”), is a Delaware limited liability company whose membership interests are owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded partnership controlled by Dan L. Duncan.  Enterprise GP Holdings is an affiliate of EPCO, Inc. (“EPCO”), a privately held company also controlled by Dan L. Duncan.  Through May 6, 2007, our membership interests were owned by DFI GP Holdings L.P. (“DFIGP”), an affiliate of EPCO which initially acquired such interests in February 2005.  On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO Partners, L.P.’s (“TEPPCO”) limited partner units (“Units”) and the incentive distribution rights associated with our general partner interest in TEPPCO, were sold by DFIGP to Enterprise GP Holdings for partnership interests in Enterprise GP Holdings.  Mr. Duncan and certain of his affiliates, including DFIGP, Enterprise GP Holdings and Dan Duncan LLC, a privately held company controlled by him, control us, TEPPCO and Enterprise Products Partners L.P. (“Enterprise Products Partners”) and its affiliates, including Duncan Energy Partners L.P.  EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates.  We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 16,691,550 of TEPPCO’s Units.  Our executive officers are employees of EPCO, and the other personnel working on behalf of TEPPCO also are employees of EPCO.  Under an amended and restated administrative services agreement (“ASA”), EPCO performs management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations.  References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis as part of a common control group with EPCO, Enterprise GP Holdings or TEPPCO and its subsidiaries.

We own a 2% general partner interest in TEPPCO and act as the managing general partner of TEPPCO.  We have no independent operations and no material assets outside those of TEPPCO.  TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990, and its Units are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.”  Through June 29, 2007, TEPPCO operated through TE Products Pipeline Company, Limited Partnership, TCTM, L.P. (“TCTM”) and TEPPCO Midstream Companies, L.P.  On June 30, 2007, each of TE Products Pipeline Company, Limited Partnership and TEPPCO Midstream Companies, L.P. separately converted into Texas limited partnerships and immediately thereafter each merged into separate newly-formed Texas limited liability companies that had no business operations prior to the merger.  The resulting limited liability companies are called TE Products Pipeline Company, LLC (“TE Products”) and TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”).  Beginning June 30, 2007 and through January 31, 2008, TEPPCO operated through TE Products, TCTM and TEPPCO Midstream.  As of February 1, 2008, TEPPCO operates through TE Products, TCTM, TEPPCO Midstream and TEPPCO Marine Services, LLC (“TEPPCO Marine Services”).

Basis of Presentation and Principles of Consolidateion

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

Limited Partners Have Certain Rights, beginning January 1, 2006, we consolidated our interests in TEPPCO into our balance sheet.

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business.  We have no independent operations and no material assets outside those of TEPPCO.  The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few.  The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO (see Note 12 for additional information regarding minority interest ownership in our consolidated subsidiaries).

The accompanying unaudited condensed consolidated balance sheet reflects all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of March 31, 2008.  Although we believe our disclosures are adequate to make the information presented in our unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to those rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”).   Our unaudited March 31, 2008 balance sheet should be read in conjunction with our audited December 31, 2007 balance sheet filed on TEPPCO’s Current Report on Form 8-K on February 28, 2008 and TEPPCO's annual report on Form 10-K for the year ended December 31, 2007.  In addition, this financial information should be read in conjunction with TEPPCO’s Form 10-Q for the period ended March 31, 2008.  The Commission file number for TEPPCO’s public filings is 1-10403.

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands.

NOTE 2.  GENERAL ACCOUNTING POLICIES AND RELATED MATTERS

Business Segments

We operate and report in four business segments:
  pipeline transportation, marketing and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”);
  gathering, pipeline transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”);
  gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and pipeline transportation of NGLs (“Midstream Segment”); and
  marine transportation of refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges (“Marine Services Segment”).
Our reportable segments offer different products and services and are managed separately because each requires different business strategies (see Note 14).

Our interstate pipeline transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”).  We refer to refined products, LPGs, petrochemicals, crude oil, lubrication oils and specialty chemicals, NGLs, natural gas, asphalt, heavy fuel oil and other heated oil products in this Report, collectively, as “petroleum products” or “products.”

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Although we believe these estimates are reasonable, actual results could differ from those estimates.

Income Taxes

Our limited liability company is not directly subject to federal income taxes.  As a result, our earnings or losses for federal income tax purposes are included in the tax returns of our member.  We are organized as a pass through entity for income tax purposes.  As a result, our member is individually responsible for the federal income taxes on its allocable share of our taxable income.  We are subject to the Revised Texas Franchise Tax, enacted by the State of Texas in May 2006.  At March 31, 2008, we had a current tax liability of $2.0 million and deferred tax assets of less than $0.1 million.  During the three months ended March 31, 2008, we recorded an increase in current income tax liabilities of $0.8 million.

Recent Accounting Developments

Certain provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, became effective for us on January 1, 2008.  See Note 5 for information regarding new fair value related disclosures required in connection with SFAS 157.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities an – amendment of FASB Statement No. 133.  SFAS 161 requires enhanced disclosures regarding (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires disclosure of (i) the fair values of derivative instruments and their gains and losses in a tabular format, (ii) derivative features that are credit risk-related and (iii) cross-referencing within financial statement footnotes to locate important information about derivative instruments. SFAS 161 is effective for us on January 1, 2009.  Management is currently evaluating the impact that SFAS 161 will have on our financial statement disclosures.  At present, we do not believe that this standard will impact how we record financial instruments.

NOTE 3.  ACCOUNTING FOR UNIT-BASED AWARDS

1999 Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees.  A total of 31,600 phantom units were outstanding under the 1999 Plan at March 31, 2008.  In April 2008, 13,000 phantom units vested resulting in a cash payment of $0.4 million.  The remaining awards cliff vest as follows: 13,000 in April 2009 and 5,600 in January 2010.  At March 31, 2008, we had an accrued liability balance of $1.0 million for compensation related to the 1999 Plan.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

2000 LTIP

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) provides key employees incentives to achieve improvements in our financial performance.  On December 31, 2007, 8,400 phantom units vested and $0.5 million was paid out to participants in the first quarter of 2008.  At March 31, 2008, there were a total of 11,300 phantom units outstanding under the 2000 LTIP that cliff vest on December 31, 2008 and will be paid out to participants in 2009.  At March 31, 2008, we had an accrued liability balance of $0.2 million related to the 2000 LTIP.

2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) provides key employees incentives to achieve improvements in our financial performance.  On December 31, 2007, 36,200 phantom units vested and $1.6 million was paid out to participants in the first quarter of 2008.  At March 31, 2008, there were a total of 38,200 phantom units outstanding under the 2005 Phantom Unit Plan that cliff vest on December 31, 2008 and will be paid out to participants in 2009.  At March 31, 2008, we had an accrued liability balance of $1.0 million for compensation related to the 2005 Phantom Unit Plan.

2006 LTIP

The EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”) provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to certain employees of EPCO and its affiliates providing services to us.  Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights (“UARs”) and distribution equivalent rights.  Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 of TEPPCO’s Units may be granted under the 2006 LTIP.  We reimburse EPCO for the costs allocable to 2006 LTIP awards made to employees who work in our business.   The 2006 LTIP is effective until December 8, 2016 or, if earlier, the time which all available TEPPCO Units under the 2006 LTIP have been delivered to participants or the time of termination of the 2006 LTIP by EPCO or the Audit, Conflicts and Governance Committee of our Board of Directors (“ACG Committee”).  After giving effect to outstanding unit options and restricted units at March 31, 2008, and the forfeiture of restricted units through March 31, 2008, a total of 4,782,600 additional TEPPCO Units could be issued under the 2006 LTIP in the future.

Unit Options

The information in the following table presents unit option activity under the 2006 LTIP for the periods indicated:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/Unit)	Term (in years)
Unit Options:
Outstanding at December 31, 2007	155,000	$45.35	--
Granted	--	--	--
Outstanding at March 31, 2008	155,000	$45.35	9.15
Options exercisable at:
March 31, 2008	--	$--	--

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

At March 31, 2008, total unrecognized compensation cost related to nonvested unit options granted under the 2006 LTIP was an estimated $0.4 million.  We expect to recognize this cost over a weighted-average period of 3.14 years.

Restricted Units

The following table summarizes information regarding our restricted units for the periods indicated:

		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	per Unit(1)
Restricted Units at December 31, 2007	62,400
Granted	--	$--
Restricted Units at March 31, 2008	62,400	$37.64
____________________________

(1)	Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

None of our restricted units vested during the three months ended March 31, 2008.  At March 31, 2008, total unrecognized compensation cost related to restricted units was $1.9 million, and these costs are expected to be recognized over a weighted-average period of 3.14 years.

Phantom Units and UARs

At March 31, 2008, a total of 1,647 phantom units were outstanding, which have been awarded under the 2006 LTIP to the non-executive members of our board of directors.  Each phantom unit will pay out in cash on April 30, 2011 or, if earlier, the date the director is no longer serving on the board of directors, whether by voluntarily resignation or otherwise.  Phantom unit awards to non-executive directors are accounted for similar to SFAS 123(R) liability awards.

At March 31, 2008, a total of 66,225 UARs were outstanding, which have been awarded under the 2006 LTIP at an exercise price of $45.30 per TEPPCO Unit to the non-executive members of our board of directors.  The UARs will be subject to five year cliff vesting and will vest earlier if the director dies or is removed from, or not re-elected or appointed to, the board of directors for reasons other than his voluntary resignation or unwillingness to serve.  When the UARs become payable, the director will receive a payment in cash equal to the fair market value of TEPPCO Units subject to the UARs on the payment date over the fair market value of TEPPCO Units subject to the UARs on the date of grant.  UARs awarded to non-executive directors are accounted for similar to SFAS 123(R) liability awards.

At March 31, 2008, a total of 335,723 UARs were outstanding, which have been awarded under the 2006 LTIP at an exercise price of $45.35 per TEPPCO Unit to certain employees providing services directly to us.  The UARs are subject to five year cliff vesting and are subject to forfeiture.  When the UARs become payable, the awards will be redeemed in cash (or, in the sole discretion of our ACG Committee, TEPPCO Units or a combination of cash and TEPPCO Units) equal to the fair market value of TEPPCO Units subject to the UARs on the payment date over the fair market value of TEPPCO Units subject to the UARs on the date of grant.  In addition, for each calendar quarter from the grant date until the UARs become payable, each holder will receive a cash payment equal to the product of (i) the per TEPPCO Unit cash distribution paid to its unitholders during such calendar quarter less the quarterly distribution amount in effect at the time of grant multiplied by (ii) the number of TEPPCO Units subject to the UAR.  UARs awarded to employees are accounted for as liability awards under SFAS 123(R) since the current intent is to settle the awards in cash.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

NOTE 4.  EMPLOYEE BENEFIT PLANS

Retirement Plan

The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan.  The benefit formula for all eligible employees was a cash balance formula.  Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits.  The pay credits were based on a participant’s salary, age and service.  We used a December 31 measurement date for this plan.

Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date.  Effective June 1, 2005, EPCO adopted the TEPPCO RCBP for the benefit of its employees providing services to us.  Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service.  The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment in 2006 or through an annuity.  In April 2006, we received a determination letter from the Internal Revenue Service (“IRS”) providing IRS approval of the plan termination.  For those plan participants who elected to receive an annuity, we purchased an annuity contract from an insurance company in which the plan participants own the annuity, absolving us of any future obligation to the participants.

As of December 31, 2007, all benefit obligations to plan participants have been settled.  During the first quarter of 2008, the remaining balance of the TEPPCO RCBP was transferred to an EPCO benefit plan.

EPCO maintains defined contribution plans for the benefit of employees providing services to us, and we reimburse EPCO for the cost of maintaining these plans in accordance with the ASA (see Note 15).

NOTE 5.  FINANCIAL INSTRUMENTS

We are exposed to financial market risks, including changes in commodity prices and interest rates.  We do not have foreign exchange risks.  We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the type of risks we attempt to hedge are those related to fair values of certain debt instruments and cash flows resulting from changes in applicable interest rates or commodity prices.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements.  We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

Interest Rate Swaps

In January 2006, TEPPCO entered into interest rate swap agreements with a total notional value of $200.0 million to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving credit facility.  Under the swap agreements, TEPPCO paid a fixed rate of interest ranging from 4.67% to 4.695% and received a floating rate based on the three-month U.S. Dollar LIBOR rate.  At December 31, 2007, the fair value of these interest rate swaps was an asset of $0.3 million.  These interest rate swaps expired in January 2008.

In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. This swap agreement, designated as a fair value hedge, had a notional value of $210.0 million and was set to mature in January 2028 to match the principal and maturity of the TE Products Senior Notes.  In September 2007, TE Products terminated this swap agreement resulting in a loss of $1.2 million.  This loss was deferred as an adjustment to the carrying value of the 7.51% Senior Notes, and approximately $0.2 million of the loss was amortized to interest expense in 2007, with the remaining $1.0 million recognized in interest expense in January 2008 at the time the 7.51% Senior Notes were redeemed (see Note 11).

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012.  The swap agreements had a combined notional value of $500.0 million and were set to mature in 2012 to match the principal and maturity of the underlying debt.  These swap agreements were terminated in 2002 resulting in deferred gains of $44.9 million, which are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the 7.625% Senior Notes.  At March 31, 2008, the unamortized balance of the deferred gains was $21.9 million.  In the event of early extinguishment of the 7.625% Senior Notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

Treasury Locks

In October 2006 and February 2007, TEPPCO entered into treasury lock agreements, accounted for as cash flow hedges, that extended through June 2007 for a notional value totaling $300.0 million.  In May 2007, these treasury locks were terminated concurrent with the issuance of junior subordinated notes (see Note 11). The termination of the treasury locks resulted in gains of $1.4 million, and these gains were recorded in accumulated other comprehensive income.  These gains are being amortized using the effective interest method as reductions to future interest expense over the term of the forecasted fixed rate interest payments, which is ten years.  Over the next twelve months, TEPPCO expects to reclassify $0.1 million of accumulated other comprehensive income that was generated by these treasury locks as a reduction to interest expense.  In the event of early extinguishment of the junior subordinated notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

In 2007, TEPPCO entered into treasury locks, accounted for as cash flow hedges, that extended through January 31, 2008 for a notional value totaling $600.0 million.  At December 31, 2007, the fair value of the treasury locks was a liability of $25.3 million.  In January 2008, these treasury locks were extended through April 30, 2008.  In March 2008, these treasury locks were settled concurrently with the issuance of senior notes (see Note 11).  The settlement of the treasury locks resulted in losses of $52.1 million, and these losses were recorded in accumulated other comprehensive income.  TEPPCO recognized approximately $3.6 million of this loss in interest expense as a result of interest payments hedged under the treasury locks not occurring as forecasted.  The remaining losses are being amortized using the effective interest method as increases to future interest expense over the terms of the forecasted interest payments, which range from five to ten years.  Over the next twelve months, TEPPCO expects to reclassify $2.8 million of accumulated other comprehensive loss that was generated by these treasury locks as an

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

increase to interest expense.  In the event of early extinguishment of these senior notes, any remaining unamortized losses would be recognized in the statement of consolidated income at the time of extinguishment.

Commodity Risk Hedging Program

We seek to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  As part of our crude oil marketing business, we enter into financial instruments such as swaps and other hedging instruments.  The purpose of such hedging activity is to either balance our inventory position or to lock in a profit margin.

At March 31, 2008, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges.  These contracts will expire during 2008, and any amounts remaining in accumulated other comprehensive income will be recorded in net income.  Gains and losses on these derivatives are offset against corresponding gains or losses of the hedged item and are deferred through other comprehensive income, thus minimizing exposure to cash flow risk.  No ineffectiveness was recognized as of March 31, 2008.  In addition, TEPPCO had some commodity derivatives that did not qualify for hedge accounting.  These financial instruments had a minimal impact on our earnings.  The fair value of these open positions at March 31, 2008 was a liability of $15.4 million.

Adoption of SFAS 157 – Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements, that apply to financial assets and liabilities.  We will adopt the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data, or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:
  Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

  Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options, and repurchase agreements.
  Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.
The following table sets forth by level within the fair value hierarchy our financial assets and liabilities measured on a recurring basis at March 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.  At March 31, 2008, there were no level 1 financial assets and liabilities.

	Level 2	Level 3	Total

Financial assets:
Commodity financial instruments	$10,545	$758	$11,303

Total	$10,545	$758	$11,303

Financial liabilities:
Commodity financial instruments	$25,960	$734	$26,694

Total	$25,960	$734	$26,694

The determination of fair values above associated with our commodity financial instrument portfolios are developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

The following table sets forth a reconciliation of changes in the fair value of our net financial assets and liabilities classified as level 3 in the fair value hierarchy:

Net
Commodity
Financial
Instruments

Beginning balance, January 1, 2008	$(394)
Total gains (losses) included in:
Net income (1)	418
Other comprehensive income	--
Purchases, issuances, settlements	--
Transfer in/out of Level 3	--

Ending balance, March 31, 2008	$24

Net unrealized gains (losses) included in net income for
quarter relating to instruments still held at March 31, 2008 (1)	$418
________________

(1)
At March 31, 2008, total commodity financial instrument gains included in net income were $0.4 million, which were unrealized.  This amount was recognized in revenues on our statement of consolidated income for the three months ended March 31, 2008.

NOTE 6.  INVENTORIES

Inventories are valued at the lower of cost (based on weighted average cost method) or market.  The costs of inventories did not exceed market values at March 31, 2008.  The major components of inventories were as follows:
March 31, 2008
Crude oil (1)	$36,529
Refined products and LPGs (2)	31,916
Lubrication oils and specialty chemicals	9,332
Materials and supplies	7,858
NGLs	1,891
Total	$87,526
_________________________________

(1)	$21.4 million of our crude oil inventory was subject to forward sales contracts.
(2)	Refined products and LPGs inventory is managed on a combined basis.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

NOTE 7.    PROPERTY, PLANT AND EQUIPMENT

Major categories of property, plant and equipment at March 31, 2008, were as follows:

	Estimated
	Useful Life		March 31,
	In Years		2008
Plants and pipelines (1)	5-40	(4)	$1,801,600
Underground and other storage facilities (2)	5-40	(5)	256,082
Transportation equipment (3)	5-10		8,484
Marine vessels	20-30		422,045
Land and right of way			138,593
Construction work in progress			229,594
Total property, plant and equipment			$2,856,398
Less accumulated depreciation			604,021
Property, plant and equipment, net			$2,252,377
______________________________________________

(1)
Plants and pipelines include refined products, LPGs, NGL, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings, laboratory and shop equipment; and related assets.

(2)	Underground and other storage facilities include underground product storage caverns; storage tanks; and other related assets.
(3)	Transportation equipment includes vehicles and similar assets used in our operations.
(4)
The estimated useful lives of major components of this category are as follows:  pipelines, 20-40 years (with some equipment at 5 years); terminal facilities, 10-40 years; office furniture and equipment, 5-10 years; buildings 20-40 years; and laboratory and shop equipment, 5-40 years.

(5)	The estimated useful lives of major components of this category are as follows: underground storage facilities, 20-40 years (with some components at 5 years) and storage tanks, 20-30 years.

Asset Retirement Obligations

We have conditional asset retirement obligations (“AROs”) related to the retirement of the Val Verde Gas Gathering Company, L.P. (“Val Verde”) natural gas gathering system and to structural restoration work to be completed on leased office space that is required upon our anticipated office lease termination.  At March 31, 2008, we have a $1.3 million liability, which represents the fair values of these conditional AROs.  We assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded conditional AROs.

The following table presents information regarding our AROs:

ARO liability balance, December 31, 2007	$1,346
Liabilities incurred	--
Liabilities settled	--
Accretion expense	31
ARO liability balance, March 31, 2008	$1,377

Property, plant and equipment at March 31, 2008, includes $0.5 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

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NOTE 8.  INVESTMENTS IN UNCONSOLIDATED AFFILIATES

We own interests in related businesses that are accounted for using the equity method of accounting.  These investments are identified below by reporting business segment (see Note 14 for a general discussion of our business segments).  The following table presents our investments in unconsolidated affiliates as of March 31, 2008:
	Ownership Percentage	Investments in unconsolidated affiliates

Downstream Segment:
Centennial Pipeline LLC (“Centennial”)	50.0%	$77,069
Other	25.0%	373
Upstream Segment:
Seaway Crude Pipeline Company (“Seaway”)	50.0%	192,047
Midstream Segment:
Jonah Gas Gathering Company (“Jonah”)	80.64%	894,848
Total		$1,164,337

Seaway

Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway.  The remaining 50% interest is owned by ConocoPhillips.  We operate and commercially manage the Seaway assets.  Seaway owns pipelines and terminals that carry imported, offshore and domestic onshore crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas.  Seaway also has a connection to our South Texas system that allows it to receive both onshore and offshore domestic crude oil in the Texas Gulf Coast area for delivery to Cushing.  The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life of Seaway.  Our sharing ratio (including the amount of distributions we receive) of Seaway for the three months ended March 31, 2008 was 40% of revenue and expense (and distributions) and will remain at that level in the future.  During the three months ended March 31, 2008, Seaway paid no distributions due to its operating cash requirements.  During the three months ended March 31, 2008, we did not invest any funds in Seaway.

Centennial

TE Products owns a 50% ownership interest in Centennial, and Marathon Petroleum Company LLC (“Marathon”) owns the remaining 50% interest. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois.  Marathon operates the mainline Centennial pipeline, and TE Products operates the Beaumont origination point and the Creal Springs terminal.  During the three months ended March 31, 2008, we did not invest any funds in Centennial.  TE Products has received no cash distributions from Centennial since its formation.

Jonah

Enterprise Products Partners, through its affiliate, Enterprise Gas Processing, LLC, is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields.  The joint venture is governed by a management committee comprised of two representatives approved by Enterprise Products Partners and two representatives approved by us, each with equal voting power.  Enterprise Products Partners serves as operator.  In connection with the joint venture arrangement, Jonah is nearing the completion of the Phase V expansion, which is expected to increase the combined system capacity of the Jonah and Pinedale fields from 1.5 billion cubic feet (“Bcf”) per day to approximately 2.35 Bcf per day and to significantly

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reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries.  The expansion is expected to be completed in the second quarter of 2008.  Enterprise Products Partners manages the Phase V construction project.

      From August 1, 2006 through July 2007, we and Enterprise Products Partners equally shared the costs of the Phase V expansion, and Enterprise Products Partners shared in the incremental cash flow resulting from the operation of those new facilities.  During August 2007, with the completion of the first portion of the expansion, we and Enterprise Products Partners began sharing joint venture cash distributions and earnings based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion.  Based on this formula in the partnership agreement, at March 31, 2008, our ownership interest in Jonah was approximately 80.64%, and Enterprise Products Partners’ ownership interest in Jonah was approximately 19.36%.  Amounts exceeding an agreed upon base cost estimate of $415.2 million are shared 19.36% by Enterprise Products Partners and 80.64% by us.  Our ownership interest in Jonah is currently anticipated to remain at 80.64%.  Through March 31, 2008, we have reimbursed Enterprise Products Partners $281.1 million ($19.5 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At March 31, 2008, we had a payable to Enterprise Products Partners for costs incurred of $7.4 million.

In early 2008, Jonah began an expansion of the portion of its system serving the Pinedale field, which is expected to increase the combined system capacity of the Jonah and Pinedale fields from 2.35 Bcf per day (upon completion of the Phase V expansion as described above) to approximately 2.55 Bcf per day.  This project will include an additional 17,000 horsepower of compression at the Paradise and Bird Canyon stations in Sublette County, Wyoming and involve construction of approximately 52 miles of 24-inch and 30-inch diameter pipelines.  This expansion is expected to be completed in phases with final completion expected in early 2009.  The total anticipated cost of this system expansion is expected to be approximately $125.0 million.  Our share of the costs of the construction is expected to be 80.64%, and Enterprise Products Partners’ share is expected to be 19.36%.

During the three months ended March 31, 2008, we received distributions from Jonah of $37.2 million.  During the three months ended March 31, 2008, we invested $31.8 million in Jonah.

Summarized Financial Information of Unconsolidated Affiliates

Summarized combined balance sheet information by reporting segment as of March 31, 2008 is presented below:

	March 31, 2008
	Current Assets	Noncurrent Assets	Current Liabilities	Long-term Debt	Noncurrent Liabilities	Partners’ Capital

Downstream Segment	$12,905	$246,410	$17,294	$127,350	$827	$113,844
Upstream Segment	25,714	250,236	3,978	33	--	271,939
Midstream Segment	49,567	1,093,225	27,305	--	262	1,115,225

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NOTE 9.  ACQUISITIONS

Cenac

On February 1, 2008, we, through our subsidiary, TEPPCO Marine Services, entered the marine transportation business for refined products, crude oil and condensate.  We acquired transportation assets and certain intangible assets that comprised the marine transportation business of Cenac Towing Co., Inc. (“Cenac Towing”), Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr., the sole owner of Cenac Towing Co., Inc. and Cenac Offshore, L.L.C. (collectively, “Cenac”).  The aggregate value of total consideration we paid or issued to complete the Cenac acquisition was $444.3 million, which consisted of $256.6 million in cash and 4,854,899 newly issued TEPPCO Units.  Additionally, we assumed $63.2 million of Cenac’s long-term debt in this transaction.  On February 1, 2008, we repaid the $63.2 million of assumed debt in full with borrowings under TEPPCO’s term credit agreement (see Note 11).

The following table summarizes the components of total consideration paid or issued in this transaction.

Cash payment for Cenac acquisition	$256,593
Fair value of TEPPCO’s 4,854,899 Units	186,558
Other cash acquisition costs paid to third-parties	1,117
Total consideration	$444,268

We financed the cash portion of the consideration with borrowings under TEPPCO’s term credit agreement (see Note 11).  In accordance with purchase accounting, the value of TEPPCO Units issued in connection with the Cenac acquisition was based on the average closing price of such TEPPCO Units immediately prior to and on the day of February 1, 2008.  For the purpose of this calculation, the average closing price was $38.43 per TEPPCO Unit.

We acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements.  This business serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, as well as the Intracoastal Waterway between Texas and Florida.  These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast and in the Gulf of Mexico.  This acquisition is a natural extension of our existing assets and complements two of our core franchise businesses:  the transportation and storage of refined products and the gathering, transportation and storage of crude oil.

The results of operations for the Cenac acquisition are included in our consolidated financial statements beginning at the date of acquisition, in a newly created business segment, Marine Services Segment.  Our fleet of acquired tow boats and tank barges will continue to be operated by employees of Cenac under a transitional operating agreement with TEPPCO Marine Services for a period of up to two years following the acquisition.  These operations will remain headquartered in Houma, Louisiana during such time.

The purchase agreement gives us the right to repurchase the approximately 4.9 million TEPPCO Units issued in the transaction in connection with proposed sales thereof by Cenac and specified related persons for 10 years.  If Cenac or related persons sell TEPPCO Units during a specified 30-day window for a per unit price that is less than the market value of such TEPPCO Units (as determined under the purchase agreement) on February 1, 2008, we are obligated to pay the difference in such values to Cenac or such related persons.  In addition, if we or any of our affiliates sell any of the assets acquired from Cenac Towing prior to June 30, 2018 and recognize certain “built-in gains” for federal income tax purposes that are allocable to Cenac Towing, we have indemnification obligations under the purchase agreement to pay Cenac Towing an amount generally intended to compensate for the

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incremental level of double taxation imposed on Cenac Towing as a result of the sale.  The purchase agreement prohibits Cenac from competing with our marine services business for two years or from soliciting employees and service providers of TEPPCO Marine Services and its affiliates for four years.  The purchase agreement contains other customary representations, warranties, covenants and indemnification provisions.

This acquisition was accounted for using the purchase method of accounting and, accordingly, the cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary fair values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.  We expect to finalize the purchase price allocation for this transaction during 2008.

The following table summarizes estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Property, plant and equipment	$359,956
Intangible assets	52,850
Total assets acquired	412,806

Long-term debt	(63,157)
Total liabilities assumed	(63,157)
Total assets acquired less liabilities assumed	349,649
Total consideration given	444,268
Goodwill	$94,619

The $52.9 million preliminary fair value of acquired intangible assets represents customer relationships and non-compete agreements.  Customer relationship intangible assets represent the estimated economic value attributable to certain relationships acquired in connection with the Cenac acquisition whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us.  In this context, customer relationships arise from contractual arrangements (such as transportation contracts) and through means other than contracts, such as regular contact by sales or service representative.  The values assigned to these intangible assets are amortized to earnings on a straight-line basis over the expected period of economic benefit, which ranges from 2 to 20 years.

Of the $444.3 million in consideration we paid or issued to complete the Cenac acquisition, $94.6 million has been assigned to goodwill.  Management attributes the value of this goodwill to potential future benefits we expect to realize as a result of acquiring these assets.

Horizon

On February 29, 2008, we expanded our Marine Services Segment with the acquisition of marine assets from Horizon Maritime, L.L.C., a privately-held Houston-based company and an affiliate of Mr. Cenac (“Horizon”) for $80.8 million in cash.  We acquired 7 tow boats, 17 tank barges, rights to two tow boats under construction and certain related commercial and other agreements (or the associated economic benefits).  In April 2008, we paid $3.0 million to Horizon pursuant to the purchase agreement upon delivery of one of the tow boats under construction, and we expect to pay $3.8 million upon delivery of the second tow boat (see Note 17).  The acquired vessels transport asphalt, heavy fuel oil and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers, as well as the Intracoastal Waterway.  We financed the acquisition with borrowings under TEPPCO’s term credit agreement.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

The results of operations for the Horizon acquisition are included in our consolidated financial statements beginning at the date of acquisition, in our Marine Services Segment.  This acquisition was accounted for using the purchase method of accounting and, accordingly, the cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary fair values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.  We expect to finalize the purchase price allocation for this transaction during 2008.  The following table summarizes estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Property, plant and equipment	$63,872
Intangible assets	6,790
Total assets acquired	70,662

Total consideration given	80,774
Goodwill	$10,112

The $6.8 million preliminary fair value of acquired intangible assets represents customer relationships and non-compete agreements.  Customer relationship intangible assets represent the estimated economic value attributable to certain relationships acquired in connection with the Horizon acquisition whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us.  In this context, customer relationships arise from contractual arrangements (such as transportation contracts) and through means other than contracts, such as regular contact by sales or service representative.  The values assigned to these intangible assets are amortized to earnings on a straight-line basis over the expected period of economic benefit, which ranges from 2 to 9 years.

Of the $80.8 million in consideration we paid to complete the acquisition of the Horizon business, $10.1 million has been assigned to goodwill.  Management attributes the value of this goodwill to potential future benefits we expect to realize as a result of acquiring this business and further expanding our Marine Services Segment and complementing two of our core businesses.

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NOTE 10.  INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The following table summarizes our intangible assets, including excess investments, being amortized at March 31, 2008:

	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Downstream Segment:
Transportation agreements	$1,000	$(371)
Other	5,227	(434)
Subtotal	6,227	(805)
Upstream Segment:
Transportation agreements	888	(350)
Other	10,005	(3,179)
Subtotal	10,893	(3,529)
Midstream Segment:
Gathering agreements	239,649	(111,828)
Fractionation agreement	38,000	(19,000)
Other	306	(153)
Subtotal	277,955	(130,981)
Marine Services Segment:
Customer relationship intangibles	40,900	(448)
Other	18,740	(738)
Subtotal	59,640	(1,186)
Total intangible assets	354,715	(136,501)

Excess investments: (1)
Downstream Segment (2)	33,390	(22,782)
Upstream Segment (3)	26,908	(5,306)
Midstream Segment (4)	7,469	(128)
Subtotal	67,767	(28,216)

Total intangible assets, including excess investments	$422,482	$(164,717)
__________________________________________

(1)	Excess investments are included in “Equity Investments” in our consolidated balance sheet.
(2)	Relates to our investment in Centennial.
(3)	Relates to our investment in Seaway.
(4)	Relates to our investment in Jonah.

Goodwill

The following table presents the carrying amount of goodwill at March 31, 2008 by business segment:

	Downstream Segment	Midstream Segment	Upstream Segment	Marine Services Segment	Segments Total

Goodwill	$1,339	$--	$14,167	$104,731	$120,237

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

NOTE 11.  DEBT OBLIGATIONS

The following table summarizes the principal amounts outstanding under all of TEPPCO’s debt instruments at March 31, 2008:

March 31,
2008

Long-term:
Senior debt obligations: (1)
Revolving Credit Facility, due December 2012	$429,200
7.625% Senior Notes, due February 2012	500,000
6.125% Senior Notes, due February 2013	200,000
5.90% Senior Notes, due April 2013	250,000
6.65% Senior Notes, due April 2018	350,000
7.55% Senior Notes, due April 2038	400,000
Total principal amount of long-term senior debt obligations	2,129,200

7.000% Junior Subordinated Notes, due June 2067 (1)	300,000
Total principal amount of long-term debt obligations	2,429,200
Adjustment to carrying value associated with hedges of fair value and unamortized discounts (2)	16,295
Total long-term debt obligations	2,445,495
Total Debt Instruments (2)	$2,445,495
Standby letter of credit outstanding (3)	$23,086
_________________

(1)
TE Products, TCTM, TEPPCO Midstream and Val Verde (collectively, the “Subsidiary Guarantors”) have issued full, unconditional, joint and several guarantees of TEPPCO’s senior notes, junior subordinated notes and revolving credit facility.

(2)
TEPPCO has entered into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the debt obligations presented above (see Note 5).  Amount includes $5.6 million of unamortized discounts and $21.9 million related to fair value hedges.

(3)	Letters of credit were issued in connection with crude oil purchased during the quarter. Payables related to these purchases of crude oil are generally paid during the following quarter.

Revolving Credit Facility

TEPPCO has in place a $700.0 million unsecured revolving credit facility, including the issuance of letters of credit (“Revolving Credit Facility”), which matures on December 12, 2012.  The Revolving Credit Facility allows TEPPCO to request unlimited one-year extensions of the maturity date, subject to lender approval and satisfaction of certain other conditions and contains an accordion feature whereby the total amount of the bank commitments may be increased, with lender approval and the satisfaction of certain other conditions, from $700.0 million up to a maximum amount of $1.0 billion.  The aggregate outstanding principal amount of swing line loans or same day borrowings permitted under the Revolving Credit Facility is $40.0 million.  The interest rate is based, at TEPPCO’s option, on either the lender’s base rate, or LIBOR rate, plus a margin, in effect at the time of the borrowings.  The applicable margin with respect to LIBOR rate borrowings is based on TEPPCO’s senior unsecured non-credit enhanced long-term debt rating issued by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc.  The Revolving Credit Facility contains a term-out option in which TEPPCO may, on the maturity date, convert the principal balance of all revolving loans then outstanding into a non-revolving one-year term loan.  Upon the conversion of the revolving loans to term loans pursuant to the term-out option, the applicable LIBOR spread will increase by 0.125% per year, and if immediately prior to such borrowing the total outstanding revolver borrowings

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then outstanding exceeds 50% of the total lender commitments, the applicable LIBOR spread with respect to borrowings will increase by an additional 10 basis points.

The Revolving Credit Facility contains financial covenants that require TEPPCO to maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 5.00 to 1.00 (and, if after giving effect to a permitted acquisition the ratio exceeds 5.00 to 1.00, the threshold ratio will be increased to 5.50 to 1.00 for the fiscal quarter in which such acquisition occurs and the first full fiscal quarter following such acquisition).  Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability, and the ability of certain of its subsidiaries, to, among other things, incur certain additional indebtedness, make certain distributions, incur certain liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets.  The credit agreement restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the aggregate principal amount of $50.0 million and allows for the issuance of certain hybrid securities of up to 15% of TEPCO’s Consolidated Total Capitalization (as defined therein).  At March 31, 2008, $429.2 million was outstanding under the Revolving Credit Facility at a weighted average interest rate of 3.16%.  At March 31, 2008, TEPPCO was in compliance with the covenants of the Revolving Credit Facility.

Senior Notes

On January 27, 1998, TE Products issued $180.0 million principal amount of 6.45% Senior Notes due 2008 and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”).  Interest on the TE Products Senior Notes was payable semiannually in arrears on January 15 and July 15 of each year.  The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and were being accreted to their face value over the term of the notes.  The 6.45% TE Products Senior Notes due 2008 were redeemed at maturity on January 15, 2008.  The 7.51% TE Products Senior Notes due 2028, issued at par, became redeemable at any time after January 15, 2008, at the option of TE Products, in whole or in part, at varying fixed annual redemption prices.  In October 2007, TE Products repurchased $35.0 million principal amount of the 7.51% TE Products Senior Notes for $36.1 million and accrued interest.  On January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption.  TEPPCO funded the retirement of both series of senior notes with borrowings under its term credit agreement.

On February 20, 2002 and January 30, 2003, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% Senior Notes”) and $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% Senior Notes”), respectively.  The 7.625% Senior Notes and the 6.125% Senior Notes were issued at discounts of $2.2 million and $1.4 million, respectively, and are being accreted to their face value over the applicable term of the senior notes.  The senior notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points.

On March 27, 2008, TEPPCO issued (i) $250.0 million principal amount of 5.90% Senior Notes due 2013, (ii) $350.0 million principal amount of 6.65% Senior Notes due 2018, and (iii) $400.0 million principal amount of 7.55% Senior Notes due 2038.  The senior notes were issued at discounts of $0.2 million, $1.3 million and $2.2 million, respectively, and are being accreted to their face value over the applicable terms of the senior notes.  The senior notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 50 basis points.

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The indentures governing TEPPCO’s senior notes contain covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions.  However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness.  At March 31, 2008, TEPPCO was in compliance with the covenants of its senior notes.

Junior Subordinated Notes

In May 2007, TEPPCO issued and sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“Junior Subordinated Notes”).  TEPPCO’s payment obligations under the Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).  The Subsidiary Guarantors have issued full, unconditional, and joint and several guarantees, on a junior subordinated basis, of payment of the principal of, premium, if any, and interest on the Junior Subordinated Notes.

The indenture governing the Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the Junior Subordinated Notes.  The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  The indenture also provides that during any period in which TEPPCO defers interest payments on the Junior Subordinated Notes, subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its equity securities; (ii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of TEPPCO’s or the Subsidiary Guarantors’ debt securities (including securities similar to the Junior Subordinated Notes) that contractually rank equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable; and (iii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Junior Subordinated Notes) that contractually ranks equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable.

The Junior Subordinated Notes bear interest at a fixed annual rate of 7.000% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007.  After June 1, 2017, the Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions.  Deferred interest will accumulate additional interest at the then-prevailing interest rate on the Junior Subordinated Notes.  The Junior Subordinated Notes mature in June 2067.  The Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest.  The Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.  At March 31, 2008, TEPPCO was in compliance with the covenants of the Junior Subordinated Notes.

In connection with the issuance of the Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a replacement capital covenant in favor of holders of a designated series of senior long-term indebtedness (as provided in the underlying documents) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that TEPPCO would not redeem or repurchase or otherwise satisfy, discharge or defease any of the Junior Subordinated Notes on or before June 1, 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase, TEPPCO has or one of its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that

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have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes.  The replacement capital covenant is not a term of the indenture or the Junior Subordinated Notes.

Fair Values

The following table summarizes the estimated fair values of the Senior Notes and Junior Subordinated Notes at March 31, 2008:

	Face Value	Fair Value

7.625% Senior Notes, due February 2012	$500,000	$533,188
6.125% Senior Notes, due February 2013	200,000	202,368
5.90% Senior Notes, due April 2013	250,000	251,960
6.65% Senior Notes, due April 2018	350,000	353,531
7.55% Senior Notes, due April 2038	400,000	404,031
7.000% Junior Subordinated Notes, due June 2067	300,000	253,724

Term Credit Agreement

TEPPCO had in place a senior unsecured term credit agreement (“Term Credit Agreement”), with a borrowing capacity of $1.0 billion and a maturity date of December 19, 2008.  Term loans could have been drawn in up to five separate drawings, each in a minimum amount of $75.0 million.  Amounts repaid could not be re-borrowed, and the principal amounts of all term loans were due and payable in full on the maturity date.  TEPPCO was required to make mandatory principal repayments on the outstanding term loans from 100% of the net cash proceeds it received from (i) any asset sale excluding asset sales made in the ordinary course of business and sales to the extent aggregate proceeds are less than $25.0 million, and (ii) subject to specified exceptions, issuances of debt or equity.  The interest rate was based, at TEPPCO’s option, on either the lender’s base rate, or LIBOR rate, plus a margin, in effect at the time of the borrowings.  The applicable margin with respect to LIBOR rate borrowings was based on TEPPCO’s senior unsecured non-credit enhanced long-term debt rating issued by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc.  Financial covenants in the Term Credit Agreement required TEPPCO to maintain a ratio of Consolidated Funded Debt to Pro Forma EBTIDA (as defined and calculated in the facility) of less than 5.00 to 1.00 (subject to adjustment for specified acquisitions, as described above with respect to our Revolving Credit Facility).  Other restrictive covenants in the Term Credit Agreement limited TEPPCO’s ability, and the ability of certain of its subsidiaries, to, among other things, incur certain indebtedness, make certain distributions, incur certain liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets.  TEPPCO’s obligations under the Term Credit Agreement were guaranteed by the Subsidiary Guarantors.  During the first quarter of 2008, TEPPCO borrowed $1.0 billion to finance the retirement of TE Products’ senior notes and the Cenac and Horizon acquisitions and for other partnership purposes.  In March 2008, TEPPCO repaid the outstanding balance with proceeds from the issuance of senior notes and other cash on hand and terminated the agreement.

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Debt Obligations of Unconsolidated Affiliates

We have one unconsolidated affiliate, Centennial, with long-term debt obligations.  The following table shows the total debt of Centennial at March 31, 2008 (on a 100% basis) and the corresponding scheduled maturities of such debt.

Scheduled Maturities of Debt
2008	$10,100
2009	9,900
2010	9,100
2011	9,000
2012	8,900
After 2012	93,000
Total scheduled maturities of debt	$140,000

At March 31, 2008, Centennial’s debt obligations consisted of $140.0 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.  In January 2008, TEPPCO entered into an amended and restated guaranty agreement (“Amended Guaranty”) in which TEPPCO, TCTM, TEPPCO Midstream and TE Products (collectively, “TEPPCO Guarantors”) are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial (see Note 16).

NOTE 12.  MINORITY INTEREST

Minority interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units.  The Parent Company owns a 2% general partner interest in TEPPCO.  For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as minority interest.  Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively.  At March 31, 2008, TEPPCO had outstanding 94,839,660 Units.

Equity Offerings and Registration Statements

TEPPCO has a universal shelf registration statement on file with the SEC that, subject to agreement on terms at the time of use and appropriate supplementation, allows it to issue, in one or more offerings, up to an aggregate of $2.0 billion of equity securities, debt securities or a combination thereof.  In March 2008, TEPPCO sold $1.0 billion principal amount of senior notes under its universal shelf registration statement (see Note 11).  After taking into account past issuances of securities under this registration statement, as of March 31, 2008, TEPPCO has the ability to issue approximately $205.1 million of additional securities under this registration statement, subject to customary marketing terms and conditions.

EPCO, Inc. TPP Employee Unit Purchase Plan

The EPCO, Inc. TPP Employee Unit Purchase Plan (the “Unit Purchase Plan”) provides for discounted purchases of TEPPCO Units by employees of EPCO and its affiliates.  A maximum of 1,000,000 of TEPPCO’s Units may be delivered under the Unit Purchase Plan (subject to adjustment as provided in the plan).  The Unit Purchase Plan is effective until December 8, 2016, or, if earlier, at the time that all available TEPPCO Units under

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the plan have been purchased on behalf of the participants or the time of termination of the plan by EPCO or the Chairman or Vice Chairman of EPCO.  As of March 31, 2008, 8,417 of TEPPCO’s Units have been issued to employees under this plan.

Distribution Reinvestment Plan

TEPPCO’s distribution reinvestment plan (“DRIP”) provides for the issuance of up to 10,000,000 of TEPPCO’s Units.  TEPPCO Units purchased through the DRIP may be acquired at a discount rating from 0% to 5% (currently set at 5%), which will be set from time to time by TEPPCO.  As of March 31, 2008, 109,115 of TEPPCO’s Units have been issued in connection with the DRIP.

NOTE 13.  MEMBER’S EQUITY (DEFICIT)

At March 31, 2008, member’s equity (deficit) consisted of our capital account and accumulated other comprehensive loss.

At March 31, 2008, we had a deficit balance of $90.2 million in our member’s equity account.  This negative balance does not represent an asset to us and does not represent obligations of our member to contribute cash or other property to us.  The member’s equity account generally consists of our member’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us.  Cash distributions that we receive during a period from TEPPCO may exceed TEPPCO’s net income for the period.  In turn, cash distributions we make to our member during a period may exceed our net income for the period.  TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us, as general partner, in our reasonable discretion (these cash distributions paid to us are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements).  Cash distributions by us to our member in excess of our net income during previous periods resulted in a deficit in the member’s equity account at March 31, 2008.  Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

Accumulated Other Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits and unrealized gains and losses on certain investments in debt and equity securities to be reported in a financial statement.  At March 31, 2008, the components of accumulated other comprehensive loss reflected on our consolidated balance sheet were composed of crude oil hedges and treasury locks.  The series of crude oil hedges have forward positions throughout 2008.  While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income until they are recognized in net income in future periods.  The amounts related to settlements of treasury lock agreements are being amortized into earnings over the terms of the respective debt (see Note 5).

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The accumulated balance of other comprehensive loss is as follows:

Balance at December 31, 2007	$(42,557)
Changes in fair values of crude oil cash flow hedges	3,089
Settlement of treasury locks	(52,098)
Amortization of treasury lock proceeds into earnings	(26)
Changes in fair values of treasury locks	25,296
Ineffectiveness of treasury locks	42
Transfer portion of interest payment hedged under treasury locks
not occurring as forecasted to earnings	3,586
Balance at March 31, 2008	$(62,668)

NOTE 14.  BUSINESS SEGMENTS

We have four reporting segments:
  Our Downstream Segment, which is engaged in the pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals;
  Our Upstream Segment, which is engaged in the gathering, pipeline transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals;
  Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs; and
  Our Marine Services Segment, which is engaged in the marine transportation of refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges.
The amounts indicated below as “Other” relate primarily to intersegment eliminations and assets that we hold that have not been allocated to any of our reporting segments.  The table below includes information by segment, together with reconciliations to our consolidated totals:

	Downstream Segment	Upstream Segment	Midstream Segment	Marine Services Segment	Other	Consolidated
At March 31, 2008:
Segment assets	$1,216,875	$2,403,701	$1,609,762	$606,415	$(232,892)	$5,603,861
Investments in unconsolidated affiliates	68,052	192,047	904,238	--	--	1,164,337
Intangible assets	5,422	7,364	146,974	58,454	--	218,214
Goodwill	1,339	14,167	--	104,731	--	120,237

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NOTE 15. RELATED PARTY TRANSACTIONS

The following table summarizes the related party balances at March 31, 2008:

March 31, 2008
Accounts receivable, related parties (1)	$5,003
Accounts payable, related parties (2)	30,250
________________________________________________

(1)
Relates to sales and transportation services provided to Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates and direct payroll, payroll related costs and other operational expenses charged to unconsolidated affiliates.

(2)
Relates to direct payroll, payroll related costs and other operational related charges from Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates, transportation and other services provided by unconsolidated affiliates and advances from Seaway for operating expenses.

Relationship with EPCO and Affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:
  EPCO and its consolidated private company subsidiaries;
  Enterprise GP Holdings, which owns all of our membership interests;
  Enterprise Products Partners, which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
  Duncan Energy Partners L.P., which is controlled by affiliates of EPCO; and
  Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah.
Dan L. Duncan directly owns and controls EPCO and through Dan Duncan LLC, owns and controls EPE Holdings, the general partner of Enterprise GP Holdings.  Enterprise GP Holdings owns all of our membership interests.  Our principal business activity is to act as managing partner of TEPPCO.  Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its consolidated private company subsidiaries and affiliates depend on the cash distributions they receive from the Parent Company and other investments to fund their operations and to meet their debt obligations.  We paid cash distributions to of $12.4 million during the three months ended March 31, 2008 to our member.

The ownership interests in us and the limited partner interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO.  All of the membership interests in us and the limited partner interests in us that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  If Enterprise GP Holdings were to default under its credit facility, its lender banks could own the Parent Company.

Unless noted otherwise, our transactions and agreements with EPCO or its affiliates are not on an arm’s length basis.  As a result, we cannot provide assurance that the terms and provisions of such transactions or agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

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We do not have any employees, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA or by other service providers.  We reimburse EPCO for the allocated costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees (see Note 1).

Jonah Joint Venture

Enterprise Products Partners (through an affiliate) is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields. Through March 31, 2008, we have reimbursed Enterprise Products Partners $281.1 million ($19.5 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At March 31, 2008, we had a payable to Enterprise Products Partners for costs incurred of $7.4 million (see Note 8).  At March 31, 2008, we had a receivable from Jonah of $4.3 million for distributions and operating expenses.  During the three months ended March 31, 2008, we received distributions from Jonah of $37.2 million.  During the three months ended March 31, 2008, Jonah paid distributions of $8.9 million to the affiliate of Enterprise Products Partners that is our joint venture partner.

TEPPCO has agreed to indemnify Enterprise Products Partners from any and all losses, claims, demands, suits, liability, costs and expenses arising out of or related to breaches of its representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah-Pinedale system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah-Pinedale system prior to the effective date of the joint venture.  In general, a claim for indemnification cannot be filed until the losses suffered by Enterprise Products Partners exceed $1.0 million, and the maximum potential amount of future payments under the indemnity is limited to $100.0 million.  However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million.  All indemnity payments are net of insurance recoveries that Enterprise Products Partners may receive from third-party insurers.  TEPPCO carries insurance coverage that may offset any payments required under the indemnity.  We do not expect that these indemnities will have a material adverse effect on our financial position, results of operations or cash flows.

Sale of the Parent Company to Enterprise GP Holdings; Relationship with Energy Transfer Equity

On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO’s Units, were sold by DFIGP to Enterprise GP Holdings, a publicly traded partnership also controlled indirectly by Dan L. Duncan.   Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 16,691,550 of TEPPCO’s Units.  EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates.  We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO.

Concurrently with the acquisition of the Parent Company, Enterprise GP Holdings acquired non-controlling ownership interests in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and LE GP, LLC (“ETE GP”), the general partner of Energy Transfer Equity.  Following the transaction, Enterprise GP Holdings owns approximately 34.9% of the membership interests in ETE GP and 38,976,090 common units of Energy Transfer Equity representing approximately 17.6% of the outstanding limited partner interests in Energy Transfer Equity.

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and

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rental expense related to the lease of pipeline capacity on Centennial.  For additional information regarding our unconsolidated affiliates, see Note 8.

NOTE 16.  COMMITMENTS AND CONTINGENCIES

Litigation

On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et al. v.  TE Products Pipeline Company, Limited Partnership.  In this case, the plaintiffs contend that our pipeline, which crosses the plaintiffs’ property, leaked toxic products onto their property and, consequently caused damages to them.  We have filed an answer to the plaintiffs’ petition denying the allegations, and we are defending ourselves vigorously against the lawsuit.  The plaintiffs assert damages attributable to the remediation of the property of approximately $1.4 million.  This case has been stayed pending the completion of remediation pursuant to the Louisiana Department of Environmental Quality (“LDEQ”) requirements.  We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana.  The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants.  The former refinery is located near our Bossier City facility.  Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property.  The plaintiffs have pursued certification as a class and have significantly increased their demand to approximately $175.0 million. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property.  While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006  (“Proxy Statement”) and other transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants the Parent Company; our Board of Directors; the Parent Company’s parent companies, including EPCO; Enterprise Products Partners and certain of its affiliates and Dan L. Duncan.  TEPPCO is named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for TEPPCO’s Units (the “Issuance Proposal”), were unfair to TEPPCO’s unitholders and constituted a breach by the defendants of fiduciary duties owed to TEPPCO’s unitholders and that the Proxy Statement failed to provide its unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals.  The amended complaint further alleges that, since Mr. Duncan acquired control of the Parent Company in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  The amended complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise Products Partners affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction), and the sale by TEPPCO to an Enterprise Products Partners’ affiliate of the Pioneer plant

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in March 2006.  As more fully described in the Proxy Statement, the ACG Committee recommended the Issuance Proposal for approval by our Board of Directors.  The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee at the time, cannot be considered independent because of their alleged ownership of securities in Enterprise Products Partners and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination.  Any or all of this could materially affect our results of operations and cash flows.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position.  We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have  a material adverse effect on our business, financial position, results of operations and cash flows.  At March 31, 2008, we had an accrued liability balance of $7.8 million related to sites requiring environmental remediation activities.

In 1999, our Arcadia, Louisiana, facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of environmental contamination.  Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility.  This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has

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accepted shared responsibility.  At March 31, 2008, we have an accrued liability of $0.6 million for remediation costs at our Arcadia facility.  We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

We are in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty.  We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty.  We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

The FERC, pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations.  To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with the FERC.  In addition, pipelines may not confer any undue preference upon any shipper.  Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates.  The FERC can suspend those tariff rates for up to seven months.  It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful.  The FERC and interested parties can also challenge tariff rates that have become final and effective.  Because of the complexity of rate making, the lawfulness of any rate is never assured.  A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products.  Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods.  These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs.  Changes in the FERC’s approved methodology for approving rates could adversely affect us.  Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer.  Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business.  In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines.  If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future.  In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services or if the states in which we operate adopt policies imposing more onerous regulation on gathering.  Additional rules and legislation pertaining to these matters are considered and adopted from time to time at both state and federal levels.  We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

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Contractual Obligations

There have been no material changes in our operating lease commitments since December 31, 2007.

In March 2008, TEPPCO issued $1.0 billion of senior notes due 2013, 2018 and 2038 (see Note 11).  Other than the issuance of these senior notes, there have been no significant changes in TEPPCO’s schedule of maturities of long-term debt or other contractual obligations since the year ended December 31, 2007.

The following table summarizes TEPPCO’s maturities of long-term debt obligations at March 31, 2008:

	Payment or Settlement due by Period
	Total	2008	2009	2010	2011	2012	Thereafter

Maturities of long-term debt (1)	$2,429,200	$--	$--	$--	$500,000	$629,200	$1,300,000
Interest payments (2)	$2,772,485	$152,900	$152,900	$152,900	$152,900	$110,896	$2,049,989
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(1)
TEPPCO has long-term payment obligations under its Revolving Credit Facility, its Senior Notes and its Junior Subordinated Notes.  Amounts shown in the table represent TEPPCO’s scheduled future maturities of long-term debt principal for the periods indicated (see Note 11 for additional information regarding TEPPCO’s consolidated debt obligations).

(2)
Includes interest payments due on TEPPCO’s senior notes and junior subordinated notes and interest payments and commitment fees due on its Revolving Credit Facility.  The interest amount calculated on the Revolving Credit Facility and the junior subordinated notes is based on the assumption that the amount outstanding and the interest rate charged both remain at their current levels.

Other

At March 31, 2008, Centennial’s debt obligations consisted of $140.0 million borrowed under a master shelf loan agreement.  In January 2008, TEPPCO entered into an Amended Guaranty agreement with Centennial’s lenders, in which the TEPPCO Guarantors are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial.  The Amended Guaranty also has a credit maintenance requirement whereby TEPPCO may be required to provide additional credit support in the form of a letter of credit or pay certain fees if either of its credit ratings from Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. fall below investment grade levels as specified in the Amended Guaranty.  If Centennial defaults on its debt obligations, the estimated maximum potential amount of future payments for the TEPPCO Guarantors and Marathon is $70.0 million each at March 31, 2008.  At March 31, 2008, we have a liability of $9.4 million, which represents the present value of the estimated amount we would have to pay under the guaranty.

TE Products, Marathon and Centennial have also entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event.  There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each.  As a result of the catastrophic event guarantee, at March 31, 2008, TE Products has a liability of $4.1 million, which represents the present value of the estimated amount, based on a probability estimate, we would have to pay under the guarantee.  If a catastrophic event were to occur and we were required to contribute cash to Centennial, such contributions might be covered by our insurance (net of deductible), depending upon the nature of the catastrophic event.

One of our subsidiaries, TCO, has entered into master equipment lease agreements with finance companies for the use of various equipment.  Lease expense related to this equipment is approximately $5.2 million per year.  We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (CONTINUED)

Generally, events of default would trigger our performance under the guarantee.  The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments.  We carry insurance coverage that may offset any payments required under the guarantees.  We do not believe that any performance under the guarantee would have a material effect on our financial condition, results of operations or cash flows.

In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates.  The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion.  The project includes the construction of 20 storage tanks, five 5.4-mile product pipelines connecting the storage facility to Motiva’s refinery, 21,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines.  The storage and pipeline project is expected to be completed by January 1, 2010.  As a part of a separate but complementary initiative, we are constructing an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is the primary origination facility for our mainline system.  These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system.  The total cost of the project is expected to be approximately $310.0 million, which includes $20.0 million for the 11-mile, 20-inch pipeline, $30.0 million of capitalized interest and $17.0 million of scope changes requested by Motiva.  Through March 31, 2008, we have spent approximately $70.0 million on this construction project.  Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project, plus a ten percent cancellation fee.

NOTE 17.  SUBSEQUENT EVENTS

 Marine Asset Acquisitions

On April 18, 2008, we paid $3.0 million of the $6.8 million consideration held back at closing to Horizon Maritime, L.L.C., in connection with the completion of construction and delivery of one of the two tow boats that had been under construction at the time of closing of the acquisition.

Additionally, on April 7, 2008, we further expanded our Marine Services Segment by purchasing four new 30,000 barrel inland tank barges from Cenac Towing Co., Inc. for approximately $11.4 million.  These tank barges will be used in conjunction with incremental revenue producing services and to maintain fleet utilization.